Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
YMax Corporation
West Palm Beach, Florida
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 9, 2010, except for Notes 20 and 21, which are as of July 19, 2010, relating to the consolidated financial statements of Ymax Corporation and its subsidiaries appearing in the Form 6-K filed by VocalTec Communications Ltd. on July 19, 2010.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Certified Public Accountants
West Palm Beach, Florida
January 12, 2011